Exhibit 99.1

For Immediate Release

CALIPER LIFE SCIENCES RECEIVES SIGNIFICANT PATENT
ON KEY BIOPHOTONIC IMAGING TECHNOLOGY

- New Patent Covers Important Classes of Fluorescent and Bioluminescent
In Vivo Imaging Methods -

HOPKINTON, Mass., May 31, 2007 — Caliper Life Sciences, Inc. (NASDAQ: CALP) today announced its receipt of the Notice of Allowance from the US Patent and Trademark Office (USPTO) for a patent covering key methods of in vivo, non-invasive (in living animals, through opaque tissue) imaging of light generated from within mammals.  Biophotonic imaging, one of the fastest growing technologies in the life sciences, is rapidly expanding beyond current methods based on light sources genetically encoded in mammals to also include methods based on light sources that are conjugated (or combined) with a biocompatible entity and administered to mammals.  Caliper’s newly allowed patent covers many of these important developments in biophotonic imaging science.

“In addition to providing researchers with the option to track disease states in an animal without requiring genetic modification of the animal to produce light, the methods covered by the new patent, which encompass a broad range of biophotonic imaging with conjugated probes, are particularly attractive for translation of pre-clinical applications and results into clinical settings,” said Kevin Hrusovsky, chief executive officer of Caliper Life Sciences.  Mr. Hrusovsky added, “This patent furthers Caliper’s leadership position in the biophotonic imaging market. We intend to augment our considerable technology development efforts by also developing biomarkers and innovative conjugate imaging probes and applications for our customers using the technology covered by the patent.”

Caliper’s existing patent portfolio covers broad methods of in vivo imaging of genetically-produced light generation.  The new patent covers the use of conjugates comprising any biocompatible entity and a light source, either fluorescent or bioluminescent.  The biocompatible entity can be a cell, microorganism, particle or biological molecule, such as a protein, peptide, or antibody.  The data produced from such non-invasive imaging provides researchers with unprecedented insight into events occurring at a molecular level and enables drug developers to gain specific knowledge about potential drug compounds earlier in the drug development process, thus potentially reducing the time to market.

“Caliper’s ability to provide license rights to the imaging methods covered by this new patent should further motivate end-users to acquire not only licensing rights but also imaging systems from Caliper.  In addition, we believe this new patent will enable us to expand our existing licensing program to a larger group of companies, some of which are already performing non-invasive in vivo imaging with other manufacturers’ imaging equipment,” said Mr. Hrusovsky, adding that, “We believe revenues from additional imaging products and licenses will begin to materialize in the back end of this year and we are reaffirming our full year revenue guidance of $137 - $143 million which reflects second half pro forma revenue growth of 14% - 23% and GAAP revenue growth of 24% — 34%.”

Caliper’s family of Xenogen IVIS® imaging platforms provides scientists with innovative biophotonic imaging technologies.  The IVIS systems deliver real-time in vivo imaging along with high sensitivity, ease of use and exceptional data quality.  Caliper has placed over 400 units to date and has recently launched the new Xenogen IVIS Spectrum system to provide state-of-the-art bioluminescence and fluorescence capabilities in a single unit.

The Notice of Allowance corresponds to U.S. patent application serial number 11/143,422 entitled “Non-invasive localization of a light-emitting conjugate in a mammal.”  A U.S. patent corresponding to the Notice of Allowance will issue when the USPTO receives the requisite issuance fee.

About Caliper Life Sciences

Caliper Life Sciences is a leading provider of drug discovery and life sciences research solutions for the pharmaceutical and biotechnology industries. With its acquisitions of NovaScreen Biosciences and Xenogen Corporation, Caliper has positioned itself to transform drug discovery and development through a keen focus on clinically relevant experimentation. Caliper’s products and services, assembled from a leading portfolio of microfluidics, liquid handling, and imaging technologies, span in vitro and in vivo experimentation and address key issues on the critical path of drug discovery and development. More information about Caliper can be found at http://www.caliperLS.com.

The statements in this press release regarding future events, including statements regarding Caliper’s plans to develop imaging probes, biomarkers and applications, Caliper’s ability to expand its imaging licensing program based on the allowance of this new patent, and Caliper’s belief that its newly allowed patent will have a positive impact on its revenue in 2008 and beyond, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statement as a result of a number of factors, including the risk that unexpected difficulties may be encountered in developing new imaging probes, biomarkers and applications or in obtaining new license agreements with companies already performing biophotonic imaging.  Further information on risks faced by Caliper with respect to its microfluidic technology are detailed under the caption “Risks Related To Our Business” in Caliper’s Annual Report on Form 10-K for the year ended December 31, 2006. This filing is available on a web site maintained by the

Securities and Exchange Commission at http://www.sec.gov.  Caliper does not undertake any obligation to update forward-looking or other statements in this release.

Caliper, IVIS,  NovaScreen and Xenogen are registered trademarks, and Spectrum is a trademark, of Caliper Life Sciences, Inc.

Contacts:
Tom Higgins
Chief Financial Officer
508.497.2809

Stacey Holifield
Schwartz Communications
781.684.0770
caliper@schwartz-pr.com

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